Exhibit 10.9

October 19, 2011

Cadir Lee

Via email

Re:     Amended and Restated Offer of Employment by Zynga Inc.

Dear Cadir:

I am very pleased to confirm the terms of your continuing employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of EVP & Chief Technology Officer, reporting to the Company’s Chief Operating Officer, John Schappert. This letter (the “Clarifying Letter”) amends and restates our original employment letter, dated November 17, 2008 (the “Prior Letter”), in its entirety.

1. Salary. Your current salary is $225,000 per year (as adjusted from time to time, your “Salary”), less all applicable deductions required by law, which shall be payable at the times and in the installments consistent with the Company’s then current payroll practice. Your Salary is subject to periodic review and adjustment in accordance with the Company’s policies in effect from time to time.

2. Incentive Compensation; Benefits. You will continue to be eligible to participate in the incentive compensation programs, insurance programs and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.

3. Confidentiality. As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you signed the Company’s standard Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement,” the terms of which are incorporated by reference herein) as a condition of your employment. We wish to impress upon you that we do not want you to, and we have directed you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you have agreed and continue to agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of the Prior Letter, this Clarifying Letter, each agreement setting forth the terms and conditions of the stock awards granted to you, if any, under the Company’s equity plans, and the Confidentiality Agreement, and your commencement of employment with the Company, do not violate any agreement in place (either on the date you commenced employment with the Company or now) between yourself and current or past employers.

4. Termination. If, at any time, (i) you resign your employment for any reason, (ii) the Company terminates your employment for any reason, or (iii) either party terminates your employment as a result of your death or disability, you will receive your Salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Except as set forth in the Zynga Inc. Change in Control Severance Benefit Plan and the Stock Option Agreement between you and the Company, dated November 19, 2008, you are not eligible for any severance benefits upon a termination of your employment.

5. Section 409A. Unless otherwise expressly stated in an agreement between the Company and you, the Company intends that compensatory payments and benefits to you satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all compensatory payments made by the Company (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and will at all times be considered a separate and distinct payment. It is intended that any payments and benefits that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Section 409A to the greatest extent possible. Therefore, if you are deemed by the Company at the time of your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to alternative definitions thereunder) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if payments due to you upon a separation from service are deemed to be “deferred compensation,” then if delayed commencement of any portion of such payments (or delayed issuance of any shares subject to equity awards that are not themselves exempt from Section 409A) is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (a) the expiration of the six month period measured from the date of your separation from service (or, if required under Section 409A, the expiration of the applicable 18 month period), (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation, and on the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 5 will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided in the applicable agreement and no interest will be due on any amounts so delayed.

6. At Will Employment. While we look forward to a long and profitable relationship, you will be an at will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and any statements contradicting any provision in this Clarifying Letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may occur only by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7. Entire Agreement. This Clarifying Letter, including your Confidentiality Agreement, Stock Option Agreement and any other documents referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Clarifying Letter, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof, including without limitation the Prior Letter.

8. Acceptance. Please sign the enclosed copy of this Clarifying Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Clarifying Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to your continued employment with the Company.

Very truly yours,

ZYNGA INC.
Colleen McCreary, Chief People Officer

I have read and understood this Clarifying Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of the terms of my employment except as specifically set forth herein.

/s/ Cadir Lee	Date signed:	10/21/2011
Cadir Lee